Exhibit 23.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TK Star Design, Inc.

We consent to the inclusion in this Registration Statement on Form S-1/Pre-Effective Amendment No. 1 (the “Registration Statement”), of our report dated November 11, 2008, relating to the balance sheets of TK Star Design, Inc. as of December 31, 2007, and 2006 and the related statement of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2007 and 2006, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

January 20, 2009